UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): December 3, 2008

Einstein Noah Restaurant Group, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-27148	13-3690261
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

555 Zang Street, Suite 300
Lakewood, Colorado  80228
(Address of Principal Executive Offices, Including Zip Code)

(303) 568-8000
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                             Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Paul J.B. Murphy III

On December 3, 2008, Paul J.B. Murphy III, the President and Chief Executive Officer of Einstein Noah Restaurant Group, Inc. (the “Company”), resigned his positions as an officer of the Company and from the Board of Directors, effective December 3, 2008.  Mr. Murphy did not serve on any of the Board’s committees at the time of his resignation.

The Company has entered into a severance agreement with Mr. Murphy dated as of December 3, 2008 pursuant to which Mr. Murphy will receive certain payments and benefits.  The Company will pay Mr. Murphy severance compensation of $708,333 over a 20-month period; $20,311.87 for legal fees, a tax gross up and insurance; his pro rata-share of the 2008 bonus; and COBRA for 18 months.  In addition, the Company agreed to vest 26,607 previously unvested options and to extend the option exercise period for all options through the end of 2009. Mr. Murphy agreed to confidentiality and non-competition covenants, a full release of any claims and to provide consulting services for two months and reasonable litigation assistance to the Company following the resignation date.

Appointment of Jeffrey O’Neill

On December 1, 2008, the Board approved the appointment of Jeffrey O’Neill as Chief Executive Officer and a director of the Company, effective December 3, 2008.  Mr. O’Neill has not been named to serve on any of the Board’s committees at this time.

Mr. O’Neill, 52, is a 20-year industry veteran with an extensive leadership background in marketing, strategic planning and operations.  In May 2005, Mr. O’Neill joined Priszm Income Fund in Toronto, Ontario, Canada.  Priszm Income Fund holds an approximate 60 percent interest in Priszm Limited Partnership, which employs more than 9,000 people and owns and operates 465 quick service and quick casual restaurants (KFC, Taco Bell and Pizza Hut) across seven Canadian provinces.  From January 2008 to October 2008, he served as Chief Executive Officer, and from May 2005 to January 2008, he served as President and Chief Operating Officer of Priszm Income Fund.  From February 2003 until February 2005, he acted as Vice President of Sales for Quaker Foods USA, and from March 1999 to January 2003, he served as President of Pepsi Cola Canada.

Mr. O’Neill and the Company entered into an employment offer letter dated effective December 3, 2008.  Pursuant to the offer letter, Mr. O’Neill will receive an annual salary of $460,000, and will be eligible to earn an annual cash bonus of 100% of his salary if the Company achieves its annual EBITDA budget.  The actual bonus awarded may be higher or lower than this target amount based on the Company’s actual results versus budget and individual performance.  Mr. O’Neill also will be entitled to receive vacation, health and other benefits available to the Company’s employees generally.  The Company has agreed to provide Mr. O’Neill with a moving allowance of $70,000 and to reimburse the costs of a visit to Denver, Colorado by Mr. O’Neill and his wife.

Mr. O’Neill will be entitled to a severance payment in an amount equal to one year’s annual salary if the Company terminates his employment without cause.

In connection with Mr. O’Neill’s appointment, the Company’s Compensation Committee has agreed to grant to Mr. O’Neill:

•                    an option to purchase 100,000 shares of the Company’s common stock, with an exercise price equal to $4.60, the closing price of the Company’s common stock on the Nasdaq Global Market on December 3, 2008.  The option will vest and become exercisable in three equal annual installments on the first, second and third anniversaries of the grant date provided that Mr. O’Neill remains employed by the Company.

•                    shares of restricted stock with a value of $375,000 which will vest in three equal annual installments provided that Mr. O’Neill remains employed by the Company.  The number of shares to be issued will be determined by the closing price of the Company’s common stock on January 9, 2009, the effective date of the grant.

During his first three years of employment with the Company, Mr. O’Neill will be entitled to additional grants of stock options and/or shares of restricted stock on an annual basis, with a minimum of 25,000 options granted annually, and may receive further incentive options or grants in accordance with the Company’s performance.  In the event of a change of control of the Company, all stock options and restricted stock held by Mr. O’Neill will vest immediately.

There are neither family relationships nor related party transactions involving Mr. O’Neill and the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EINSTEIN NOAH RESTAURANT GROUP, INC.

Date: December 9, 2008	/S/ RICHARD P. DUTKIEWICZ
Richard P. Dutkiewicz
Chief Financial Officer